Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated May 16, 2012

Deutsche Bank Gold Notes

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Gold Exchange Traded Notes

Description
The PowerShares DB Gold Double Long Exchange Traded Note (Symbol: DGP),
PowerShares DB Gold Short Exchange Traded Note (Symbol: DGZ) and PowerShares DB
Gold Double Short Exchange Traded Note (Symbol: DZZ) (collectively, the
'PowerShares DB Gold ETNs') are the first exchange-traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.

All of the PowerShares DB Gold ETNs are based on a total return version of the
Deutsche Bank Liquid Commodity Index - Optimum Yield GoldTM , which is intended to track the long or short performance of a single unfunded gold futures contract.

Investors can buy and sell the PowerShares DB Gold ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may redeem the PowerShares DB Gold ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Fact Sheet Prospectus

Source: DB / Bloomberg
Index Weights
 As Of: 15-May-2012
   Commodity                  Contract Expiry Date Weight %
  Gold                        27-Dec-2012 / DEC2     100.0
                                     (1) ETN performance figures are based on repurchase value.
 DB Gold ETN and Index Data            Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete
 DB Gold ETN Symbols                 information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Gold ETN performance. The
 Gold Double Short        DZZ        inception date of the Deutsche Bank Liquid Commodity Index -
                                     Optimum Yield GoldTM is May 24, 2006. ETN Performance is based on a combination of the monthly returns from the Deutsche Bank
 Gold Double Long         DGP        Liquid Commodity Index - Optimum Yield Gold Excess ReturnTM
                                     (the 'Gold Index') plus the monthly returns from the DB 3-Month T-
 Gold Short               DGZ        Bill Index (the 'T-Bill Index'), resetting monthly as per the formula applied to the PowerShares DB Gold ETNs, less the investor fee.
 Details                             The T-Bill Index is intended to approximate the returns from

DZZ Financial Details

Ticker: DZZ
Last Update          16-May-2012
                     12:30 PM
Price                5.30
DZZ Index Level*     150.71678
Indicative Intra-day 5.32
Value**
Last end of day      5.24098
Value***
Last date for end    15-May-2012
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)

* Indicative intra-day and Index closing

** Indicative intra-day value of the DZZ

*** Last end of day DZZ RP

DGP Financial Details

Ticker: DGP
Last Update          16-May-2012
                     12:30 PM
Price                45.14
DGP Index Level*     150.71678
Indicative Intra-day 45.12
Value**
Last end of day      45.96679
Value***
Last date for end    15-May-2012
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)

* Indicative intra-day and Index closing

** Indicative intra-day value of the DGP

*** Last end of day DGP RP

DGZ Financial Details

Ticker: DGZ
Last Update          16-May-2012
                     12:30 PM
Price                12.84
DGZ Index Level*     150.71678
Indicative Intra-day 12.85
Value**
Last end of day      12.75753
Value***
Last date for end    15-May-2012
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)

* Indicative intra-day and Index closing

** Indicative intra-day value of the DGZ

*** Last end of day DGZ RP

Contact Information

Any questions please call
1-877-369-4617

http://dbfunds.readysetrocket.com/Notes/gold/index.aspx

5/16/2012

Deutsche Bank Gold Notes

ETN price at initial listing $25.00
Inception date               2/27/08
Maturity date                2/15/38
Yearly investor fee          0.75%
Listing exchange             NYSE Arca
Index symbol                 DGLDIX
CUSIP symbols
Gold Double Long             25154H749
Gold Short                   25154H731
Gold Double Short            25154H756

Intraday Intrinsic Value Symbols

Gold Double Short DZZIV
Gold Double Long  DGPIV
Gold Short        DGZIV

Risks(3)

Non-principal protected Leveraged losses Subject to an investor fee Limitations on repurchase Concentrated exposure to gold Credit risk of the issuer

Benefits

Leveraged and short notes Relatively Low Cost Intraday access Listed
Transparent

investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses.
Indexes are unmanaged, and you cannot invest directly in an index.
PAST PERFORMANCE DOES NOT GUARANTEE FUTURE
RESULTS

(2)The S and P 500[R] Index is an unmanaged index used as a
measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays
U.S. Aggregate Bond Index(TM) is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.

(3) The PowerShares DB Gold ETNs are senior unsecured
obligations of Deutsche Bank AG, London Branch, and the
amount due on the PowerShares DB Gold ETNs is dependent
on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of
investing in the PowerShares DB Gold ETNs include limited portfolio diversification, uncertain principal repayment, trade price
fluctuations, illiquidity and leveraged losses. Investing in the
PowerShares DB Gold ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your
PowerShares DB Gold ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Gold ETNs is zero, your Investment will expire worthless.

The PowerShares DB Gold Double Long ETN and PowerShares DB
Gold Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment.
There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Gold ETNs may be sold throughout the day on
NYSE Arca through any brokerage account. There are restrictions on the minimum number of PowerShares DB Gold ETNs that you
may repurchase directly from Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary
brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB
Gold ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Gold ETNs are concentrated in gold. The
market value of the PowerShares DB Gold ETNs may be influenced by many unpredictable factors, including, among other things, volatile gold prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Gold ETNs are concentrated in a
single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. For a description of the main risks, see 'Risk
Factors' in the applicable pricing supplement.

Not FDIC Insured - No Bank Guarantee - May Lose Value

Issuer Details

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations(3)

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

The PowerShares DB Gold ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage and/or inverse risk and the consequences of seeking monthly leveraged and/or inverse investment results, and who intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. The ETNS are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Gold ETNs are senior unsecured obligations of Deutsche Bank
AG, London Branch, and the amount due on the PowerShares DB Gold ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares
DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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Conditions

http://dbfunds.readysetrocket.com/Notes/gold/index.aspx

5/16/2012